Exhibit 99.4

As disclosed in FB Financial Corporation’s (“FB Financial” or the “Company”) Current Report on Form 8-K filed on August 1, 2017 (the “Current Report”), FirstBank, the wholly-owned banking subsidiary of FB Financial, completed the acquisition (the “Acquisition”) of all of the issued and outstanding shares of the Clayton Banks (defined below), as contemplated by that certain Stock Purchase Agreement, dated February 8, 2017 and as amended on May 26, 2017 (the “Stock Purchase Agreement”), by and among FB Financial, FirstBank, Clayton HC, Inc., a Tennessee Corporation (“Clayton HC”), Clayton Bank and Trust, a Tennessee state bank and wholly-owned subsidiary of Clayton HC (“CBT”), American City Bank, a Tennessee state bank and wholly-owned subsidiary of Clayton HC (“ACB,” and together with CBT, the “Clayton Banks”), and James L. Clayton, the primary shareholder of Clayton HC (“Clayton”). Following the completion of the Acquisition, the Clayton Banks were merged with and into FirstBank, with FirstBank continuing as the surviving banking corporation.

Unaudited pro forma financial information

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the Acquisition, based on the historical financial statements and accounting records of FB Financial and the Clayton Banks after giving effect to the Acquisition and the acquisition-related pro forma adjustments as described in the notes below.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated and combined balance sheets of FB Financial and the Clayton Banks, giving effect to the Acquisition as if it had been consummated on March 31, 2017. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2017 and for year ended December 31, 2016 combine the historical consolidated and combined statements of income of FB Financial and the Clayton Banks, giving effect to the Acquisition as if it had been consummated on January 1, 2016, the beginning of the earliest period presented. The historical combined financial statements of Clayton Banks have been adjusted to reflect certain reclassifications in order to conform with FB Financial’s financial statement presentation.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with FirstBank the acquirer of the Clayton Banks for accounting purposes. Accordingly, consideration given by FirstBank to complete the Acquisition will be allocated to the assets and liabilities of the Clayton Banks based upon their estimated fair values as of the date of completion of the Acquisition. As of the date of this prospectus, FB Financial has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Clayton Banks assets to be acquired and the liabilities to be assumed and the related allocations of the acquisition consideration, nor has it identified all adjustments necessary to conform the accounting policies of the Clayton Banks to FB Financial’s accounting policies. A final determination of the fair value of the assets and liabilities of the Clayton Banks will be based on the actual net tangible and intangible assets and liabilities of the Clayton Banks that exist as of the date of completion of the Acquisition and therefore cannot be made prior to the completion of the transaction. Accordingly, the pro forma purchase price allocation and adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price allocation and adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial statements presented below. FB Financial estimated the fair value of the assets and liabilities of the Clayton Banks based on discussions with management of the Clayton Banks, preliminary valuation studies and due diligence. Upon completion of the Acquisition, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of income until the allocation of acquisition consideration is finalized. There can be no assurance that such finalization will not result in material changes.

These unaudited pro forma combined financial statements have been developed from and should be read in conjunction with (i) the unaudited interim consolidated and combined financial statements of each of FB Financial and the Clayton Banks for the quarterly period ended March 31, 2017 contained, with respect to FB Financial, in FB Financial’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 and, with respect to the Clayton Banks, as exhibit 99.3 to the Current Report and (ii) the audited consolidated and combined financial statements of each of FB Financial and the Clayton Banks for the year ended December 31, 2016 contained, with respect to FB Financial, in FB Financial’s Annual Report on Form 10-K for the year ended December 31, 2016 and, with respect to the Clayton Banks, as exhibit 99.2 to the Current Report. The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of FB Financial would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Pro forma adjustments are included only to the extent they are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. FB Financial expects to incur significant costs associated with integrating the operations of the Clayton Banks. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Acquisition.

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	As of March 31, 2017
	FB Financial Corporation	Combined Clayton Banks	Stock Issuance and Funding		Pro Forma Adjustments		Pro forma Company
	(as reported)	(as reported)					(Combined)
ASSETS
Cash and cash equivalents	$129,552	$37,856	$252,720	(r)	$(204,711	)(a)	$215,417
Available-for-sale securities	567,886	51,133	—		(51,133	)(a)	567,886
Held-to-maturity securities	—	13,601	—		(13,601	)(b)	—
Loans held for sale, at fair value	365,173	—	—		—		365,173
Loans	1,900,995	1,066,193	—		(20,567	)(c)	2,946,621
Less: allowance for loan losses	22,898	20,519	—		(20,519	)(d)	22,898

Net loans	1,878,097	1,045,674	—		(48)		2,923,723
Premises and equipment	66,108	22,570	—		(3,107	)(e)	85,571
Foreclosed real estate, net	6,811	3,207	—		(802	)(f)	9,216
Interest receivable	7,247	4,922	—		(1,500	)(g)	10,669
Mortgage servicing rights, net	47,593	—	—		—		47,593
Goodwill	46,867	8,425	—		110,929	(h)	166,221
Core deposit intangible, net	4,171	—	—		9,810	(i)	13,981
Other assets	46,954	11,856	—		—		58,810

Total assets	$3,166,459	$1,199,244	$252,720		$(154,163)		$4,464,260

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Demand deposits
Non-interest bearing	$696,112	$205,133	$—		$—		$901,245
Interest bearing	2,005,087	723,526	—		1,172	(j)	2,729,785

Total deposits	2,701,199	928,659	—		1,172		3,631,030

Securities sold under agreements to repurchase	18,130	695	—		—		18,825
Borrowings	44,552	49,399	100,000	(k)	971	(k)	194,922
Accrued expenses and other liabilities	60,436	6,901	—		5,000	(l)	72,337

Total liabilities	2,824,317	985,654	100,000		7,143		3,917,114

Common stock	24,155	4,202	4,807	(s)	(2,681	)(m)	30,483
Additional paid in capital	214,160	89,902	147,913	(s)	(39,139	)(n)	412,836
Retained earnings	104,152	118,178	—		(118,178	)(n)	104,152
Accumulated other comprehensive income, net of taxes	(325)	1,308	—		(1,308	)(n)	(325)

Total shareholders’ equity	342,142	213,590	152,720		(161,306)		547,146

Total liabilities and shareholders’ equity	$3,166,459	$1,199,244	$252,720		$(154,163)		$4,464,260

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

(in thousands, except share data)

	Three Months Ended March 31, 2017
	FB Financial Corporation	Combined Clayton Banks	Pro Forma Adjustments		Pro forma Company
	(as reported)	(as reported)			(Combined)
Interest income:
Interest and fees on loans	$29,006	$16,659	$270	(c)	$45,935
Interest on securities	3,607	532	544	(a),(b)	4,683
Other	276	85	(536	)(a)	(175)

Total interest income	32,889	17,276	278		50,443

Interest expense:
Deposits	2,114	1,439	(195	)(j)	3,358
Borrowings	524	329	341	(k)	1,194

Total interest expense	2,638	1,768	146		4,552

Net interest income	30,251	15,508	132		45,891
Provision for loan losses	(257)	230	—	(d)	(27)

Net interest income after provision for loan losses	30,508	15,278	132		45,918

Noninterest income:
Mortgage banking income	25,080	549	—		25,629
Service charges on deposit accounts	1,766	200	—		1,966
Other income	4,241	794	—		5,035

Total noninterest income	31,087	1,543	—		32,630

Noninterest expenses:
Salaries, commissions and employee benefits	29,006	3,624	—		32,630
Occupancy and equipment expense	3,109	678	—		3,787
Legal and professional fees	1,428	176	—		1,604
Amortization of core deposit intangibles	392	—	245	(i)	637
Other expense	12,482	1,233	—		13,715

Total noninterest expense	46,417	5,711	245		52,373

					—
Income before income taxes	15,178	11,110	(113)		26,175
Income tax expense	5,425	871	(44	)(o)	6,252

Net income	$9,753	$10,239	$(69)		$19,923

Per share information:
Basic	24,138,437		6,327,910	(p)	30,466,347
Fully diluted	24,610,991		6,327,910	(p)	30,938,901
Earnings per share
Basic	$0.40				$0.65
Fully diluted	0.40				$0.64

Pro Forma (C Corporation basis):
Income tax expense	$5,425		$3,487	(q)	$9,738

Net income	$9,753				$16,436

Earnings per share (C-Corporation basis)
Basic	$0.40				$0.54
Fully diluted	0.40				$0.53

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

(in thousands, except share data)

	Year Ended December 31, 2016
	FB Financial Corporation	Combined Clayton Banks	Pro Forma Adjustments		Pro forma Company
	(as reported)	(as reported)			(Combined)
Interest income:
Interest and fees on loans	$105,865	$60,331	$1,079	(c)	$167,275
Interest on securities	14,018	2,293	4,270	(a),(b)	20,581
Other	611	341	(2,247	)(a)	(1,295)

Total interest income	120,494	62,965	3,102		186,561

Interest expense:
Deposits	7,342	5,483	(781	)(j)	12,044
Borrowings	2,202	1,272	1,365	(k)	4,839

Total interest expense	9,544	6,755	583		16,883

Net interest income	110,950	56,210	2,518		169,678
Provision for loan losses	(1,479)	978	—	(d)	(501)

Net interest income after provision for loan losses	112,429	55,232	2,518		170,179

Noninterest income:
Mortgage banking income	117,751	1,970	—		119,721
Service charges on deposit accounts	8,009	872	—		8,881
Other income	18,925	3,636	—		22,561

Total noninterest income	144,685	6,478	—		151,163

Noninterest expenses:
Salaries, commissions and employee benefits	113,992	14,792	—		128,784
Occupancy and equipment expense	12,611	2,383	—		14,994
Legal and professional fees	3,514	331	—		3,845
Amortization of core deposit intangibles	2,132	29	981	(i)	3,142
Other expense	62,541	5,159	—		67,700

Total noninterest expense	194,790	22,694	981		218,465

					—
Income before income taxes	62,324	39,016	1,537		102,877
Income tax expense	21,733	2,638	603	(o)	24,974

Net income	$40,591	$36,378	$934		$77,903

Per share information:
Basic	19,165,182		6,327,910	(p)	25,493,092
Fully diluted	19,312,174		6,327,910	(p)	25,640,084
Earnings per share
Basic	$2.12				$3.06
Fully diluted	2.10				$3.04

Pro Forma (C Corporation basis):
Income tax expense	$22,902		$12,666	(q)	$38,809

Net income	$39,422				$64,068

Earnings per share
Basic	$2.06				$2.51
Fully diluted	2.04				$2.50

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2017 and the unaudited pro forma condensed combined income statement for the three months ended March 31, 2017 and year ended December 31, 2016 are based on the historical financial statements of FB Financial Corporation and the combined Clayton Banks after giving effect to the completion of the Acquisition and the assumptions and adjustments described in the accompanying notes. The statements of income gives effect to the transaction at January 1, 2016. Such financial statements do not include estimated cost savings, revenue synergies expected to result from the Acquisition, or the costs to achieve these cost savings or revenue synergies, or any anticipated disposition of assets that may result from the integration of operations.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. For income tax purposes, the Acquisition will be treated as an asset purchase. As an asset purchase for income tax purposes, the carrying value of assets and liabilities for the Clayton Banks are the same for both financial reporting and income tax purposes; therefore no deferred taxes will be recorded at the date of the acquisition. Subsequent to the completion of the Acquisition, FB Financial Corporation will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or disposed of, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by FB Financial. Certain balances from the consolidated financial statements of the Clayton Banks were reclassified to conform presentation to that of FB Financial Corporation.

The unaudited pro forma information is presented solely for information purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the period, nor is it necessarily indicative of the future results of the combined company.

Note 2. Preliminary Estimated Allocation of Purchase Price

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of the combined Clayton banks based on the estimated fair values as of the closing of the Acquisition. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to the combined Clayton banks is preliminary. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until FB Financial Corporation management determines the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the Acquisition and will be based on the value of the FB Financial Corporation common stock in accordance with the Purchase Agreement. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The following table shows a preliminary pro forma allocation of purchase price to net assets acquired and the pro forma goodwill generated from the transaction.

Pro Forma Allocations of Purchase Price

(in thousands, except share data)

Purchase Price:
FB Financial Corporation shares issued	1,521,200
Price per share, based on FB Financial Corporation price of $34.37 on July 31, 2017	$34.37

Value of FB Financial Corporation stock issued		52,284
Cash consideration		184,200

Total pro forma purchase price		$236,484

Net Assets Acquired:
Cash and due from banks	17,345
Securities	—
Loans, net of unearned income	1,045,626
Premises and equipment	19,463
Other real estate owned	2,405
Other intangible assets	9,810
Other assets	15,278

Total Assets	1,109,927
Deposits:
Non-interest bearing	205,133
Interest bearing	724,698

Total deposits	929,831
Securities sold under agreements to repurchase	695
Long-term debt	50,370
Other liabilities	11,901

Total Liabilities	992,797
Net Assets		117,130

Goodwill		$119,354

Note 3. Unaudited Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information for the announced acquisition of the combined Clayton Banks. All adjustments are based on current valuations and assumptions which are subject to change.

a)	Cash and available for sale securities were adjusted to reflect the dividend of $79.5 million ($31.6 million in cash and $47.9 in available for sale securities) and cash dividend for $3.9 million related to S-Corporation tax liability for the first quarter of 2017 from Clayton Bank and Trust to Clayton HC. FB Financial Corporation expects actual tax dividend for the seven months ended July 31, 2017 to be approximately $9.3 million. Available for sale securities was also adjusted to reflect the sale of remaining securities upon consummation of the transaction and adjust for the unrealized gain in (b) below associated with held-to-maturity securities. The resulting reduction in cash and available for sale securities is estimated to decrease interest income by 2.5% of funds utilized or $2.2 million ($1.0 million interest from available for sale securities and $1.2 million on interest earning cash accounts) and $0.5 million ($0.3 million interest from available for sale securities and $0.2 million on interest earning cash accounts) for the year ended December 31, 2016 and three months ended March 31, 2017, respectively.

b)	Held-to-maturity securities were adjusted to record the unrealized gain of $0.5 million on the Clayton Banks’ held-to-maturity securities, which were carried at cost and to reflect the sale of the securities in cash. The amortization associated with the premium is $0.1 million and $0.0 for the year ended December 31, 2016 and three months ended March 31, 2017, respectively.

c)	Loans were adjusted based upon FB Financial Corporation’s initial evaluation of the acquired portfolio. The adjustment reflects both a discount for credit deterioration and accretable yield, recognized as an adjustment to reflect the difference between actual interest rates and current market rates offered by FB Financial Corporation on similar loans. The adjustment also includes reversal of deferred loan fees and existing credit discounts. The accretable yield adjustment will be recognized over the remaining life of the loan portfolio. The adjustment to loans also reflects a dividend of certain loans to Clayton HC of $1.7 million per the stock purchase agreement. The impact of this adjustment was to increase loan interest income by $1.1 million and $0.3 million for the year ended December 31, 2016 and three months ended March 31, 2017, respectively.

d)	The allowance for loan losses was adjusted to reflect the reversal of the combined Clayton Banks’ recorded allowance. Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over. While FB Financial Corporation anticipates significantly reducing the provision for loan losses as a result of the acquired loans being recorded at fair value, no adjustment to the historic amounts of the combined Clayton Banks’ provision for loan losses has been recorded in the Unaudited pro forma condensed combined statement of income.

e)	Premises and equipment was adjusted to record the dividend of property to Clayton HC per the Stock Purchase Agreement. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income. While FB Financial Corporation anticipates adjusting acquired property to appraised value, the Company has not yet determined the fair value and therefore, carrying value has been used in the preliminary purchase price allocation and in the pro forma financial statements.

f)	Foreclosed real estate was adjusted based on FB Financial Corporation’s initial evaluation of the acquired portfolio from the combined Clayton Banks. A mark of approximately 25% was applied to the Clayton Banks’ foreclosed real estate resulting in a fair value adjustment of $0.8 million. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.

g)	Accrued interest receivable has been reclassified for the estimated combined Clayton Banks’ accrued interest receivable into the loan mark reflected in (c) above.

h)	Goodwill has been adjusted to reverse the combined Clayton Banks’ existing goodwill of $8.4 million and recognize $119.4 million in goodwill generated as a result of the purchase price and fair value of liabilities assumed exceeding the fair value of assets purchased. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.

i)	Core deposit intangible was adjusted to recognize the core deposit intangible of $9.8 million. The core deposit intangible is amortized over an estimated useful life of ten years on a straight line basis. The amortization expense associated with the core deposit intangible increased noninterest expense by $1.0 million and $0.2 million for the year ended December 31, 2016 and three months ended March 31, 2017, respectively.

j)	Time deposits was adjusted to reflect the fair value adjustment to fixed-rate deposit liabilities based on current interest rates offered by FB Financial Corporation for similar instruments. The adjustment will be recognized over an estimated remaining term of the deposit liability, which is expected to be approximately 1.5 years. The impact of the adjustment was to decrease deposit interest expense for the year ended December 31, 2016 and three months ended March 31, 2017 by $0.8 million and $0.2 million, respectively.

k)	Borrowings was adjusted to reflect a fair value adjustment to the Clayton Banks’ FHLB advances of $1.0 million and borrowing of $100.0 million in FHLB advances to fund the transaction. The impact of the fair value adjustment to the Clayton Bank FHLB advances was to decrease interest expense by $0.5 million and $0.1 million for the year ended December 31, 2016 and three months ended March 31, 2017, respectively. The impact of the adjustment to borrow $100.0 million in FHLB advances was to increase interest expense by $1.9 million and $0.4 million for the year ended December 31, 2016 and the three months ended March 31, 2017, respectively.

l)	Accrued expenses and other liabilities were adjusted to accrue for an estimated $5 million in pre-tax transaction expenses. Anticipated acquisition related expenses to be incurred by FB Financial Corporation of $15.0 million are not included in the pro forma statement of income but will be expensed in the period prior to and after the Acquisition is completed. Anticipated acquisition related expenses consist of investment banking fees, legal fees, accounting fees, registration fees, contract termination fees, printing costs and additional fees and expenses.

m)	Common stock was adjusted to reverse the combined Clayton Banks’ common stock outstanding and to recognize the $1.00 par value of FB Financial Corporation shares to be issued to effect the transaction. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.

n)	Other stockholders’ equity accounts were adjusted to reverse the combined Clayton Banks’ historical stockholders’ equity balances and to reflect the net impact of all purchase accounting adjustments. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.

o)	Income taxes were adjusted to reflect the tax effects of purchase accounting adjustments using FB Financial Corporation’s combined federal and state statutory rate of 39.225%.

p)	Weighted average basic and diluted shares outstanding were adjusted to record shares of FB Financial Corporation stock issued to effect the transaction.

q)	Income tax expense on a pro forma C corporation basis was adjusted to record the incremental impact to income tax expense of converting the combined Clayton Banks’ to a C corporation using a combined federal and state income tax rate of 39.225%.

r)	Adjustment to cash and cash equivalents to reflect net proceeds of $152.7 million from FB Financial Corporation’s common stock offering closed on June 1, 2017, after deducting underwriting discounts and commissions and the estimated expenses payable by FB Financial Corporation in connection with the offering. Additionally, cash and cash equivalents has been adjusted to reflect cash proceeds from the FHLB advances of $100.0 million used to fund the transaction.

s)	Adjustment to FBK common stock and additional paid in capital to record 4,806,710 shares of FBK common stock issued in the Private Placement.